UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 22, 2008

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001–33392	20–5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 656–3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) On May 22, 2008, NYSE Euronext announced the appointment of Michael S. Geltzeiler as Chief Financial Officer, effective June 16, 2008. Mr. Geltzeiler will also serve on the NYSE Euronext Management Committee, subject to regulatory approval. Mr. Geltzeiler will replace Mr. Joost van der Does de Willebois, current Acting Chief Financial Officer. Mr. van der Does de Willebois, who is currently a member of the NYSE Euronext Management Committee, will remain Head of the Amsterdam Market and will become Head of Corporate Communications.

Mr. Geltzeiler, 49, most recently served as President, School & Educational Services for The Reader’s Digest Association. He was the organization’s CFO and Senior Vice President from 2001 to 2007. In 2005, Mr. Geltzeiler’s responsibilities were expanded to also include oversight for global operations and information technology. While at ACNielsen Corporation from 1995 to 2001, Mr. Geltzeiler served as CFO, SVP & Controller, and CFO for ACNielsen Europe, Middle East & Africa. He held a variety of positions in corporate finance in the U.S. and abroad while at The Dun & Bradstreet Corporation from 1980 to 1995.

The terms of Mr. Geltzeiler’s employment agreement provide for an initial annual base salary of $750,000 and an initial guaranteed target bonus of $750,000. In addition, thirty days from the effective date of employment, a grant of $2.5 million in restricted stock units awarded pursuant to the Company’s long-term incentive program, to be priced at the closing price of the Company’s common stock on the day preceding the grant date. Each restricted stock unit represents the right to receive one share of the Company’s common stock three years from the date of grant, subject to Mr. Geltzeiler’s continued employment with the Company. The agreement provides for Mr. Geltzeiler to serve until such time as his employment is terminated by the Company or him. If Mr. Geltzeiler is terminated without “cause” or resigns for “good reason”, he is entitled to, among other things, a pro rata cash bonus payment; a lump sum cash amount equal to two times the sum of his then base salary and target bonus or, if there was more than a 5% reduction in such amount, the base salary and target bonus immediately prior to any such reduction; accelerated vesting of any bonus equity compensation awards; pro rata accelerated vesting of any performance-based long-term incentive program awards; vesting of any time-vesting long-term incentive program awards as if termination occurred on the next vesting date; and welfare benefits for two years. Upon termination for death or disability, Mr. Geltzeiler is entitled to, among other things, a pro rata cash bonus payment; accelerated vesting of any bonus equity compensation awards; pro rata accelerated vesting of any performance-based long-term incentive program awards; and vesting of any time-vesting long-term incentive program awards as if termination occurred on the next vesting date.

During his employment and for a period of one year following termination of his employment, Mr. Geltzeiler is subject to non-solicitation of clients and employees and non-competition requirements.

A copy of the press release announcing the appointment of Mr. Geltzeiler is attached as Exhibit 99.1 to this report and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated May 22, 2008, entitled “NYSE Euronext Names Michael S. Geltzeiler Chief Financial Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext
Dated: May 22, 2008	By	/s/ John K. Halvey
John K. Halvey
Group Executive Vice President, General Counsel and Corporate Secretary